EXHIBIT 11.


              CALCULATION OF NET INCOME PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                              Three Months Ended
                                        ----------------------------
                                          January 2,      January 3,
                                             1996            1995
                                        ------------    ------------
(Unaudited)

Net income                                    $2,865          $2,631
                                              ------          ------

Weighted average common shares                 8,827           8,355
 outstanding
Common stock equivalents for restricted
 stock, stock options and warrants               536             795
                                              ------          ------
 Weighted average common shares
  outstanding as adjusted                      9,363           9,150
                                              ------          ------
 Net income per share of common stock         $  .31          $  .29
                                              ======          ======
